Editorial Contact	Investor Relations Contact:

Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Scott Allen Conexant Systems, Inc. (949) 483-2698

CONEXANT TO SELL BROADBAND ACCESS PRODUCT LINES TO IKANOS

Transaction Expected to Close in Fourth Fiscal Quarter; Focus for Continuing Company Will Include
Imaging, Audio, Video, and Embedded Modems

NEWPORT BEACH, Calif., April 22, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it has signed a definitive agreement to sell its Broadband Access product lines to Ikanos Communications, Inc. (NASDAQ: IKAN) for $54 million in cash. Conexant’s Broadband Access business provides solutions for DSL, ADSL, VDSL, SHDSL, and PON applications. The transaction, which is subject to customary closing conditions and regulatory approvals as well as approval by Ikanos shareholders, is expected to close in the fourth fiscal quarter.

“Over the past decade, Conexant’s Broadband Access team has developed and delivered an outstanding portfolio of solutions for DSL applications and maintained a leading position in an extremely competitive market,” said Scott Mercer, Conexant’s chairman and chief executive officer. “The combination of Conexant’s and Ikanos’s DSL assets will create a company with the focus, resources, and customer base required to achieve continued success for the foreseeable future.

“The divestiture of our Broadband Access business represents another major step in our efforts to restructure our operations,” Mercer said. “When the transaction is completed this summer, the continuing Conexant will be focused exclusively on providing solutions for imaging, audio, video, and various embedded-modem applications. We occupy leading positions in each of these areas, which are expected to grow over the next several years.

“We expect the continuing Conexant to deliver improved financial performance,” Mercer said. “Proceeds from the transaction will provide us with additional flexibility to make targeted investments to further expand our product portfolio. We also have the option of using some or all of the proceeds to strengthen our balance sheet by retiring debt. As we get closer to completing the transaction, we will provide additional information on the performance we expect from our continuing company.”

Approximately 400 Conexant employees at locations in the United States, India, and China will join Ikanos when the transaction closes. At that time, Conexant’s continuing business will consist of Imaging and PC Media.

About Conexant’s Imaging and PC Media Business

Conexant’s Imaging and PC Media team is focused on delivering solutions for imaging, audio, video, and a variety of embedded-modem-based applications.

The company’s comprehensive imaging product portfolio includes highly integrated system-on-chip (SoC) solutions for multifunction inkjet and laser printers, and photo printers. Additional products include high-performance system solutions for high-growth digital photo frame and interactive-display appliances, and a suite of fax SoCs and fax datapumps.

In the audio segment, Conexant is leveraging its expertise in voice-processing technology and its comprehensive audio intellectual property portfolio to deliver high-definition (HD) audio products, HD audio codecs, and speakers-on-a-chip solutions for personal computers, PC peripheral sound systems, speakers, notebook docking stations, voice-over-IP speakerphones, intercoms, door phones, and audio-enabled surveillance applications.

Conexant’s video solutions include video decoders and media bridges for the rapidly growing video surveillance and security segment.  The company also offers components and system solutions for a variety of analog video-based multimedia applications.

Conexant’s suite of embedded-modem solutions are used in products that include desktop and notebook PCs, set-top boxes, point-of-sale systems, home automation and security systems, and other industrial applications.

Second Quarter Fiscal 2009 Conference Call

Conexant will not be hosting a conference call on today’s announcement. The company will report financial results for the second quarter of fiscal 2009 on April 30, 2009, and will hold a conference call for analysts and investors at that time.

About Conexant

Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, video, and Internet connectivity applications. Conexant is a fabless semiconductor company that recorded revenues of more than $500 million in fiscal year 2008.  The company is headquartered in Newport Beach, Calif.  To learn more, please visit www.conexant.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

These risks and uncertainties include, but are not limited to: the ability of Ikanos Communications, Inc. to receive any necessary shareholder approval in connection with its acquisition of our Broadband Access product lines; our ability to successfully execute asset acquisitions, dispositions, mergers and restructurings; our ability to identify and execute acquisitions, divestitures, mergers or restructurings, as deemed appropriate by management; the availability of manufacturing capacity; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; the cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow and results of operations; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the risk that capital needed for our business and to repay our indebtedness will not be available when needed; our successful development of new products; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; the ability of our customers to manage inventory; the financial risks of default by tenants and subtenants in the space we own or lease; the risk that the value of our common stock may be adversely affected by market volatility or failure to meet all applicable listing requirements of the NASDAQ Global Market; the substantial losses we have incurred; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.